Exhibit 99.1

IMPERIAL ANNOUNCES PRIVATE OFFERING OF $70 MILLION OF SENIOR

UNSECURED CONVERTIBLE NOTES

Boca Raton, FL, February 11, 2014 – Imperial Holdings, Inc. (NYSE: IFT) (“Imperial”) announced today that is has commenced a private offering of $70 million aggregate principal amount of Senior Unsecured Convertible Notes Due 2019 (the “Notes”), which are anticipated to be sold, subject to market and other conditions, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to accredited investors pursuant to Regulation D under the Securities Act.

The Notes will be senior unsecured obligations of Imperial. The interest rate and other terms of the Notes will be determined by negotiations between Imperial and the initial purchaser of the Notes. Imperial expects to grant the initial purchaser a 30-day option to purchase up to an additional $14 million aggregate principal amount of the Notes to cover over-allotments, if any.

Imperial intends to use the proceeds from the offering to make selective investments in the life settlement asset class, including by lending against portfolios of life insurance policies and by strategically acquiring life insurance policies in the secondary and tertiary markets. Imperial may also use a portion of the proceeds to pay the premiums on certain life insurance policies that it owns and for general corporate purposes, including working capital.

The Notes and the underlying shares of common stock that may be delivered upon conversion of the Notes have not been registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of any offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made only by means of a private offering memorandum.

About Imperial Holdings, Inc.

Imperial is a leading specialty finance company that, through its operating subsidiaries, provides customized liquidity solutions to owners of illiquid financial assets. More information about Imperial can be found at www.imperial.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements” relating to the business of Imperial Holdings, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although Imperial believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Imperial does not assume a duty to update these forward-looking statements.

Company Contact:

David Sasso

Imperial Holdings, Inc.

Director- Investor Relations

561.672.6114

IR@imperial.com

www.imperial.com